AT&T Inc.
Non-GAAP Reconciliations
Free Cash Flow
Beginning with our first-quarter 2025 reporting, we plan to revise our definition of free cash flow to remove cash flow related to our DIRECTV equity method investment, which we agree to sell to TPG. The non-GAAP reconciliations presented in the following table have been recast to reflect these changes as a convenience to users of our financial statements.

Free cash flow is expected to be defined as cash from operations minus cash flows related to our DIRECTV equity method investment (cash distributions minus cash taxes paid from DIRECTV), minus capital expenditures and cash paid for vendor financing (classified as financing activities). Cash flows related to our DIRECTV equity method investment will be excluded as we have agreed to sell our interest in DIRECTV to TPG. We believe this metric provides useful information to our investors because management views free cash flow as an important indicator of how much cash is generated by routine business operations, including capital expenditures and vendor financing and makes decisions based on it. Management also views free cash flow as a measure of cash available to pay debt and return cash to shareowners.

Dollars in millions; Unaudited	3/31/23	6/30/23	9/30/23	12/31/23	2023	3/31/24	6/30/24	9/30/24

Cash Flow Detail
Net cash provided by operating activities	$6,678	$9,922	$10,336	$11,378	$38,314	$7,547	$9,093	$10,235
Less: Distributions from DIRECTV classified as operating activities	(534)	(377)	(423)	(332)	(1,666)	(324)	(350)	(281)
Plus: Cash taxes paid on DIRECTV[1]	200	171	175	236	782	149	121	132
Less: Capital expenditures	(4,335)	(4,270)	(4,647)	(4,601)	(17,853)	(3,758)	(4,360)	(5,302)
Less: Vendor financing payments	(2,113)	(1,643)	(980)	(1,006)	(5,742)	(841)	(550)	(180)
Free Cash Flow	$(104)	$3,803	$4,461	$5,675	$13,835	$2,773	$3,954	$4,604

1 Cash taxes paid on DIRECTV investment are estimated using a rate of 24.6%

Adjusting Items
Adjusting items include revenues and costs we consider non-operational in nature, including items arising from asset acquisitions or dispositions, including the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and that those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income.

The tax impact of adjusting items is calculated using the effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate, in these cases we use the actual tax expense or combined marginal rate of approximately 25%.

Beginning with our first-quarter 2025 reporting, we plan to remove from adjusted earnings equity in net income from our investment in DIRECTV, which we agreed to sell to TPG. The adjustments and reconciliations below have been recast to reflect the pending disposition of our DIRECTV equity investment.

AT&T Inc.
Non-GAAP Reconciliations

Dollars in millions; Unaudited	3/31/23	6/30/23	9/30/23	12/31/23	2023	3/31/24	6/30/24	9/30/24

Operating Expenses
Transaction and other costs	$—	$—	$72	$26	$98	$32	$35	$34
Benefit-related (gain) loss	(44)	(28)	40	(97)	(129)	(39)	(10)	(73)
Asset impairments and abandonments and restructuring	—	—	604	589	1,193	159	480	4,422
Amortization of intangible assets	17	17	21	21	76	15	15	13
Adjustments to Operating Expenses	(27)	(11)	737	539	1,238	167	520	4,396
Other
Equity in net income of DIRECTV	(534)	(377)	(423)	(332)	(1,666)	(324)	(350)	(281)
Benefit-related (gain) loss, impairments of investments and other	(111)	(82)	507	76	390	254	(16)	(92)
Actuarial and settlement (gain) loss - net	—	(74)	(71)	1,739	1,594	—	—	—
Adjustments of Income Before Income Taxes	(672)	(544)	750	2,022	1,556	97	154	4,023
Tax impact of adjustments	(152)	(125)	158	491	372	22	35	(88)
Tax-related items	—	—	—	271	271	—	—	—
Adjustments to Net Income	$(520)	$(419)	$592	$1,260	$913	$75	$119	$4,111

Unaudited	3/31/23	6/30/23	9/30/23	12/31/23	2023	3/31/24	6/30/24	9/30/24

Diluted Earnings Per Share (EPS) from Continuing Operations	$0.57	$0.61	$0.48	$0.30	$1.97	$0.47	$0.49	$(0.03)
Equity in net income of DIRECTV	(0.06)	(0.04)	(0.05)	(0.04)	(0.18)	(0.03)	(0.04)	(0.03)
Actuarial and settlement (gain) loss - net	—	(0.01)	(0.01)	0.18	0.17	—	—	—
Restructuring and impairments	—	—	0.11	0.06	0.18	0.06	0.05	0.61
Benefit-related, transaction and other costs[1]	—	—	0.03	0.01	—	(0.02)	0.01	(0.01)
Tax-related items	—	—	—	(0.04)	(0.04)	—	—	—
Adjusted Diluted EPS from Continuing Operations	$0.51	$0.56	$0.56	$0.47	$2.10	$0.48	$0.51	$0.54

Weighted-Average Shares Outstanding with Dilution (000,000)	7,474	7,180	7,185	7,191	7,258	7,193	7,198	7,208
1 Accounting Standards Update (ASU) No. 2020-06 requires that instruments which may be settled in cash or stock to be presumed settled in stock in calculating diluted EPS. Our Mobility II preferred interests were reflected in our diluted earnings per shares prior to their repurchase on April 5, 2023. For the quarter ended March 31, 2023, we excluded the $0.01 per share impact of ASU 2020-06 from our adjusted EPS calculation as AT&T had the ability to settle the instrument in cash, and, if the instrument was settled in shares, the magnitude would be influenced by the fair value of the Mobility II preferred interests and the average AT&T common stock price during the reporting period, which could vary from period-to-period.